Exhibit 99.1

For Immediate Release             Investor/Media Contact: Dave Prichard
608-278-6141

Spectrum Brands Holdings Reports Record Fiscal 2013 Third Quarter Results

Reaffirms Outlook for 4th Consecutive Year of Record Profitability for Legacy Business,
Including Expected Net Sales and Profit Growth in Fourth Quarter

Estimates Higher Fiscal 2013 Total Company Revenues of $4,060 Million to $4,100 Million
and Adjusted EBITDA of $640 Million to $650 Million Versus Comparable Prior Year Period

Continues Stated Objective of Debt Paydown
with Announcement of $100 Million Term Debt Reduction

Expects to Lower Cost of Capital and Reduce Cash Interest Expense Through
Planned Refinancing of $950 Million, 9.5% Senior Secured Notes

Announces New Board Authorization to Repurchase Up to $200 Million of Common Stock

Madison, WI, August 6, 2013 - Spectrum Brands Holdings, Inc. (NYSE: SPB), a global and diversified consumer products company with market-leading brands, today reported record fiscal 2013 third quarter results for the period ended June 30, 2013.

The Company reaffirmed its outlook for a fourth consecutive year of record profitability for its legacy business, including expectations for net sales and profit growth in the fourth quarter of fiscal 2013. Spectrum Brands estimated higher fiscal 2013 total Company net sales of $4,060 million to $4,100 million and adjusted EBITDA of $640 million to $650 million versus the comparable prior year period.

Separately, the Company announced plans to refinance its $950 million of 9.5 percent senior secured notes due 2018, which is expected to result in a lower cost of capital and reduced cash interest expense. The Company also announced the approval by its Board of Directors for a new $200 million common stock repurchase program, effective for 24 months. The Company also said it had completed $100 million of term debt reduction to date and reaffirmed its program to significantly reduce debt and delever its balance sheet.

Third Quarter Fiscal 2013 Results Highlights:

•
Net sales of $1.09 billion, including the HHI acquisition, increased 32.1 percent in third quarter of fiscal 2013 versus $824.8 million a year ago; including HHI in last year's fiscal third quarter on a pro forma basis, net sales increased 1.1 percent.

•	HHI delivered improved quarter-over-quarter results in second full quarter since its acquisition on December 17, 2012.

•
Net income of $36.1 million and diluted income per share of $0.69 in third quarter of fiscal 2013 decreased versus net income of $58.7 million and diluted income per share of $1.13 in the third quarter of fiscal 2012, primarily due to increased interest expense attributable to the HHI acquisition, a $20 million swing to a tax expense from a tax benefit, higher non-cash stock compensation expense and higher restructuring and related charges.

•
Adjusted diluted earnings per share, a non-GAAP measure, of $0.90 in the third quarter of fiscal 2013 declined from $1.12 last year, including HHI in the prior year period on a pro forma basis, due to an increase in non-cash stock compensation expense driven by employee stock-based award programs.

•
Adjusted EBITDA, a non-GAAP measure, of $188.5 million in third quarter of fiscal 2013 increased 1.9 percent compared to $185.0 million a year ago, including HHI in the prior year period on a pro forma basis; excluding the negative impact of foreign exchange, adjusted EBITDA in the third quarter increased 3.0 percent.

•
Adjusted EBITDA margin, a non-GAAP measure, in third quarter of fiscal 2013 of 17.3 percent was higher compared to 17.2 percent in the prior year, including HHI in the prior year period on a pro forma basis; adjusted EBITDA margin for legacy business of 16.8 percent reached all-time record quarterly level.

•
Legacy Spectrum Brands, which excludes the HHI business, reported adjusted EBITDA of $135.5 million in the third quarter of fiscal 2013, which represented the 11th consecutive quarter of year-over-year adjusted EBITDA growth; excluding the negative impact of foreign exchange, legacy Spectrum Brands' adjusted EBITDA grew 3.9 percent versus $132.5 million in the year-ago quarter.

•
Company estimates increased net sales and adjusted EBITDA in the fourth quarter as compared to last year, including HHI in the prior year period on a pro forma basis; legacy business net sales and adjusted EBITDA in fourth quarter also expected to increase.

•	Company estimates higher total Company fiscal 2013 net sales of $4,060 million to $4,100 million and adjusted EBITDA of $640 million to $650 million versus the comparable prior year period.

•	Fiscal 2013 net cash provided from operating activities after purchases of property, plant and equipment (free cash flow) expected to be at least $240 million, net of HHI acquisition costs.

•
Company on schedule to use its strong free cash flow, enhanced by the HHI acquisition, to reduce debt by approximately $200 million and delever its balance sheet in the fourth quarter of fiscal 2013, consistent with the seasonality of its cash flows.

“We're pleased to report record net sales and adjusted EBITDA for the third quarter,” said Dave Lumley, Chief Executive Officer of Spectrum Brands Holdings. “HHI, our new acquisition, posted another quarter of double-digit net sales growth at 13 percent. Our third quarter adjusted EBITDA of $188.5 million, including HHI, increased 2 percent, or 3 percent on a constant currency basis, with an adjusted EBITDA margin at a solid 17.3 percent.

“Of particular note is our 11th consecutive quarter of year-over-year adjusted EBITDA growth for legacy Spectrum Brands, a record that dates to the first quarter of fiscal 2011,” Mr. Lumley said. “Focused spending, strong control of variable costs, increased savings from continuous improvement programs across all divisions globally, and growth in Europe helped the legacy business offset negative foreign currency impacts and difficult macro-economic conditions to deliver a 2.3 percent increase in adjusted EBITDA, and 3.9 percent on a constant currency basis. Legacy Spectrum Brands' adjusted EBITDA margin in the third quarter also grew to a record quarterly level of 16.8 percent.

“It is important to note that this record quarterly profitability and margin performance was achieved even as we continue to make important, timely and major investments in Remington personal care consumables, global e-commerce, battery performance and production, and HHI new product development and marketing, all of which will help drive future growth.

“We expect to finish this year on a strong note and are projecting higher net sales and adjusted EBITDA for both the fourth quarter and for fiscal 2013 versus comparable prior year periods,” Mr. Lumley said. “Helping to drive the improved performance will be increased store traffic and optimism for value-branded sales in the back-to-school season time frame, new products launching across all divisions, key distribution gains taking hold, select new retailer business, continuing geographic expansion and an increasing level of cost reductions.

“We announced other very important news this morning,” Mr. Lumley said. “We plan to refinance our $950 million of 9.5 percent senior secured notes due 2018 and our Board of Directors has approved a new $200 million common stock repurchase program, effective for 24 months. We also announced $100 million of term debt reduction to date and reaffirmed our program to significantly reduce debt and delever our balance sheet.

“We remain committed to creating greater shareholder value,” he continued, “with a focus on growing our adjusted EBITDA, aggressively paying down debt and deleveraging, and maximizing sustainable free cash flow.”

Fiscal 2013 Third Quarter Consolidated Financial Results

Spectrum Brands Holdings reported consolidated net sales of $1.09 billion for the third quarter of fiscal 2013, an increase of 32.1 percent compared to $824.8 million for the same period in fiscal 2012. The increase was the result of the HHI acquisition completed on December 17, 2012. The net sales results were negatively impacted by $3.2 million of foreign exchange. Including the prior year's third quarter results for HHI, net sales of $1.09 billion in the third quarter of fiscal 2013 increased 1.1 percent compared to the year-ago quarter.

Excluding HHI, net sales for legacy Spectrum Brands of $804.6 million in the third quarter of fiscal 2013 decreased 2.5 percent versus $824.8 million in the prior-year quarter. The sales decline was entirely attributable to the planned and continuing exit of low-margin promotions in North America small appliances which totaled approximately $10 million and a $10 million decline in Home and Garden segment revenues due to timing as the very late arrival of warm, dry weather delayed the start of the spring selling season, pushing revenues into July.

Gross profit and gross profit margin for Spectrum Brands for the third quarter of fiscal 2013 of $382.7 million and 35.1 percent, respectively, compared to $291.7 million and 35.4 percent last year.

Spectrum Brands reported GAAP net income of $36.1 million, or $0.69 diluted income per share, for the third quarter of fiscal 2013 on average shares and common stock equivalents outstanding of 52.7 million. In the third quarter of fiscal 2012, the Company reported net income of $58.7 million, or $1.13 diluted income per share on average shares and common stock equivalents outstanding of 51.8 million. Adjusted for certain items in both years' third quarters, which are presented in Table 3 of this press release and which management believes are not indicative of the Company's ongoing normalized operations, the Company generated adjusted diluted earnings per share of $0.90, a non-GAAP measure, for the third quarter of fiscal 2013 compared with $1.12 in last year's third quarter. The decrease was due to an increase in non-cash stock compensation expense driven by employee stock-based award programs.

Adjusted EBITDA, a non-GAAP measure, of $188.5 million in the third quarter of fiscal 2013 increased 2.0 percent compared to $185.0 million a year ago, including the acquired HHI business in the prior year period on a pro forma basis. Adjusted EBITDA as a percentage of net sales was 17.3 percent compared to 17.2 percent in last year's third quarter. Legacy Spectrum Brands' adjusted EBITDA of $135.5 million in the third quarter of 2013 represented the 11th consecutive quarter of year-over-year adjusted EBITDA growth, starting with the first quarter of fiscal 2011. Excluding the negative impact of $2.1 million of foreign exchange, legacy Spectrum Brands adjusted EBITDA in the third quarter of 2013 increased 3.9 percent versus $132.5 million in the prior year. Adjusted EBITDA as a percentage of net sales for legacy Spectrum Brands in the third quarter improved to a record quarterly level of 16.8 percent compared to 16.1 percent last year. Adjusted EBITDA is a non-GAAP measurement of profitability which the Company believes is a useful indicator of the operating health of the business and its trends.
Fiscal 2013 Nine Months Consolidated Financial Results
Consolidated net sales of $2.95 billion for the nine months of fiscal 2013 increased 21.8 percent compared with $2.42 billion for the same period in fiscal 2012. The increase was the result of the HHI acquisition. Including HHI as if part of the Company in both years' nine months, pro forma net sales of $3.14 billion were essentially unchanged compared with last year.

The Company reported a GAAP net loss of $18.5 million, or $0.36 diluted loss per share, for the nine months of fiscal 2013 on average shares and common stock equivalents outstanding of 52.0 million. In the nine months of fiscal 2012, the Company reported net income of $43.1 million, or $0.83 diluted income per share, on average shares and common stock equivalents outstanding of 52.1 million. Adjusted for certain items in both years' nine months, which are presented in Table 3 of this press release and which management believes are not indicative of the Company's ongoing normalized operations, the Company generated adjusted diluted earnings per share of $2.12, a non-GAAP measure, for the nine months of fiscal 2013 compared with $2.44 in last year's nine months. The decrease was primarily due to an increase in non-cash stock compensation expense driven by employee stock-based award programs.
Fiscal 2013 nine months consolidated adjusted EBITDA was $492.4 million compared to consolidated adjusted EBITDA for the nine months of fiscal 2012 of $489.6 million, which includes the results of HHI as if acquired by Spectrum Brands at the beginning of each nine month period.

Fiscal 2013 Third Quarter Segment Level Data

Global Batteries & Appliances

The Global Batteries & Appliances segment reported fiscal 2013 third quarter net sales of $491.6 million, a decline of 1.8 percent versus $500.7 million in the year-ago period. The net sales decline was primarily attributable to decreased revenues in the small electrical appliance products category from the planned and continued elimination of low-margin promotions in North America, which totaled approximately $10 million. Fiscal 2013 third quarter segment sales were negatively impacted by $1.5 million of foreign exchange. Excluding the negative foreign exchange impact, net sales for the segment declined 1.5 percent quarter-over-quarter.

Global battery sales for the third quarter were $207.3 million, a 1.9 percent decrease compared to $211.3 million for the third quarter of fiscal 2012. Excluding the negative foreign exchange impact of $0.7 million, global battery sales declined 1.5 percent in the third quarter. In North America, Rayovac® market share increased quarter-over-quarter, even as key retailers tightened inventory levels and reorder rates and aggressive competitor discounting increased. Double-digit sales growth was achieved in a key, non-

Nielsen measured channel. Continued growth in the European battery business was driven by new retailer customers and expansion into new channels. The Latin America battery business was adversely impacted by decreased exports to Venezuela.

Net sales for the global personal care product category of $115.5 million in the third quarter of fiscal 2013 were essentially unchanged versus $116.3 million in the comparable period last year. Significantly increased revenues in Europe nearly offset lower net sales in Latin America and North America predominantly due to a one-time shaving and grooming category shelf space reduction at a major retailer. Significant investments continued in the quarter for the global personal care segment's consumables business to drive growth in fiscal 2014 and beyond.

The small appliances product category reported net sales in the third quarter of fiscal 2013 of $168.7 million, a decrease of 2.6 percent compared to $173.2 million in the third quarter of fiscal 2012. Higher net sales in Europe and Latin America nearly offset expected lower revenues in North America, which were attributable to the planned and continued elimination of low margin promotions totaling nearly $10 million. The elimination of low margin promotions contributed significantly to a nearly 350 basis point improvement in North American small appliance gross margins quarter-over-quarter, which followed 330 basis point and 450 basis point improvements in gross margin percentage from this strategic initiative in the first and second quarters of fiscal 2013, respectively. Excluding the negative foreign exchange impact of $0.6 million, net sales for the small appliances product category decreased 2.2 percent.

With segment net income, as adjusted, of $32.2 million, the Global Batteries & Appliances segment reported adjusted EBITDA of $58.7 million for the third quarter of fiscal 2013 compared to adjusted EBITDA of $61.2 million in the year-earlier quarter, when segment net income was $40.9 million. Excluding an unfavorable foreign exchange impact of $1.8 million, segment adjusted EBITDA decreased 1.1 percent in this year's third quarter.

Global Pet Supplies

The Global Pet Supplies segment reported net sales of $156.4 million for the third quarter of fiscal 2013 compared to $157.5 million last year. Increased North America aquatics net sales were offset by lower European aquatics revenues, while companion animal product net sales were unchanged. Excluding an unfavorable foreign exchange impact of $1.7 million, net sales were essentially unchanged versus the prior year's quarter.

Segment net income, as adjusted, was $24.5 million for the third quarter of fiscal 2013 versus $18.8 million a year ago. Third quarter adjusted EBITDA of $33.7 million increased 15.0 percent compared to $29.3 million in fiscal 2012 as a result of aggressive spending controls and reductions, an increase in cost improvements and select pricing actions. The adjusted EBITDA margin as a percentage of net sales improved to 21.5 percent in the third quarter versus 18.6 percent last year. Excluding a negative foreign exchange impact of $0.9 million, segment adjusted EBITDA increased 18.1 percent in this year's third quarter.

Home and Garden
The Home and Garden segment reported third quarter net sales of $156.6 million, a decrease of 6.0 percent compared to record third quarter revenues of $166.6 million in fiscal 2012. Higher lawn and garden control sales due to a late start to spring were more than offset by lower household insect control sales driven by the later arrival of warmer weather. The Home and Garden segment's major selling season occurs in the spring and summer months, primarily April through August or early September.

The segment recorded fiscal 2013 third quarter net income, as adjusted, of $42.8 million versus $44.0 million in the prior year's quarter. Despite the lower revenues, the Home and Garden segment's third quarter adjusted EBITDA of $46.0 million declined only modestly compared to $47.5 million a year ago. Importantly, however, adjusted EBITDA margin as a percentage of net sales in the third quarter increased to 29.4 percent versus 28.5 percent last year.
Significantly higher month-over-month POS and retailer orders in July for household insect control products and outdoor repellents signal a strong fourth quarter finish to the fiscal year for the Home and Garden segment.
Hardware & Home Improvement
In its second full quarter since its acquisition by Spectrum Brands on December 17, 2012, the Hardware & Home Improvement (HHI) segment recorded net sales of $285.2 million, an increase of 12.7 percent compared to $253.0 million as if combined with Spectrum Brands in the year-ago quarter. The revenue growth was driven by double-digit improvements in HHI's U.S. residential security and plumbing categories. The segment recorded net income, as adjusted, of $40.1 million in the third quarter of fiscal 2013. Adjusted EBITDA in the third quarter of fiscal 2013 was $53.0 million compared to $52.5 million last year.

Liquidity and Debt Reduction

Spectrum Brands completed the third quarter of fiscal 2013 on June 30, 2013 with a solid liquidity position, including a cash balance of approximately $99 million and approximately $70 million drawn on its ABL facility.

As of the end of the third quarter of fiscal 2013, the Company had approximately $3,230 million of debt outstanding at par, consisting of its ABL facility of $70 million, a senior secured Term Loan of $757 million, $950 million of 9.5% senior secured notes, $520 million of 6.375% senior unsecured notes, $570 million of 6.625% senior unsecured notes, $300 million of 6.75% senior unsecured notes and approximately $63 million of capital leases and other obligations.  In addition, the Company had approximately $38 million of letters of credit outstanding.

The Company has made approximately $100 million of payments through July on its term debt and expects to make additional term debt payments in the fourth quarter with its strong free cash flow to reduce term debt by at least $200 million for the year and delever its balance sheet, resulting in leverage (total debt to adjusted EBITDA) of approximately 4.4 times or less at the end of fiscal 2013, prior to any impact of the planned refinancing of its $950 million of 9.5 percent senior secured notes.

Fiscal 2013 Outlook

Including HHI from its December 17, 2012 acquisition date, Spectrum Brands expects fiscal 2013 net sales of between $4,060 million and $4,100 million and adjusted EBITDA of between $640 million and $650 million. Free cash flow, net of HHI acquisition costs, is expected to be approximately $240 million. Fiscal 2013 capital expenditures are projected to be approximately $70 million to $80 million.

Conference Call/Webcast Scheduled for 9:00 AM Eastern Time Today

Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, August 6. To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903. The conference ID number is 17711254. A live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands' website at www.spectrumbrands.com.

A replay of the live webcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company's website. A telephone replay of the conference call will be available through Tuesday, August 20. To access this replay, participants may call 855-859-2056 and use the same conference ID number.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders' hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect repellents. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister™, Remington®, VARTA®, George Foreman®, Black & Decker®, Toastmaster®, Farberware®, Tetra®, Marineland®, Nature's Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 140 countries. Spectrum Brands Holdings generated net sales of approximately $3.25 billion in fiscal 2012. On a pro forma basis following the Company's December 2012 acquisition of the Hardware & Home Improvement Group (HHI) from Stanley Black & Decker, Spectrum Brands had net sales of more than $4 billion for fiscal 2012. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Excluding the impact of currency exchange rate fluctuations may provide additional meaningful information about underlying business trends. In addition, within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). See attached Table 3, “Reconciliation of GAAP to Adjusted Diluted Earnings Per Share,” for a complete reconciliation of diluted earnings (loss) per share on a GAAP basis to adjusted diluted earnings (loss) per share, and see attached Table 4, “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA,” for a reconciliation of GAAP Net Income (Loss) to adjusted EBITDA for the three months and nine months ended June 30, 2013 versus the three months and nine months ended July 1, 2012. See attached Table 6, “Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow,” for a reconciliation of Net Cash provided from Operating Activities to Free Cash Flow for the twelve months ending September 30, 2013. Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization's operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also can be a useful measure of a company's ability to service debt and is one of the measures used for determining the Company's debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. In addition, the Company's management uses adjusted diluted earnings per share as one means of analyzing the Company's current and future financial performance and identifying trends in its financial condition and results of operations. Management believes that adjusted diluted earnings per share is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next. The Company's management believes that free cash flow is useful to both management and investors in their analysis of the Company's ability to service and repay its debt and meet its working capital requirements. Free cash flow should not be considered in isolation or as a substitute for pretax income (loss), net income (loss), cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses. The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While the Company's management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company's GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements
Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company's ability to meet its expectations for its fiscal 2013 (including its ability to increase its net sales and adjusted EBITDA) may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings' ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to finance, complete the acquisition of, integrate, and to realize synergies from, the combined businesses of Spectrum Brands and the Hardware & Home Improvement Group of Stanley Black & Decker, and from our purchase of 56 percent of the equity of Shaser, Inc., and from other bolt-on acquisitions, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings' ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings' ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of each of Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc., including each of their most recently filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q.
Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management's reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.
# # #

Table 1
SPECTRUM BRANDS HOLDINGS, INC.
Condensed Consolidated Statements of Operations
For the three and nine months ended June 30, 2013 and July 1, 2012
(Unaudited)
($ in millions, except per share amounts)

	THREE MONTHS			NINE MONTHS
	F2013	F2012	INC	F2013	F2012	INC
			%			%
Net sales	$1,089.8	$824.8	32.1%	$2,947.8	$2,419.9	21.8%
Cost of goods sold	706.1	531.1		1,949.3	1,575.8
Restructuring and related charges	1.0	2.0		4.7	8.3
Gross profit	382.7	291.7	31.2%	993.8	835.8	18.9%

Selling	165.2	129.9		465.0	391.5
General and administrative	70.4	50.9		197.6	158.1
Research and development	11.5	8.6		31.5	23.8
Acquisition and integration related charges	7.7	5.3		40.6	20.6
Restructuring and related charges	12.2	1.9		23.0	7.6

Total operating expenses	267.0	196.5		757.6	601.6

Operating income	115.7	95.2		236.2	234.2

Interest expense	61.5	39.7		191.8	150.1
Other expense, net	2.6	2.2		7.9	2.2

Income from continuing operations before income taxes	51.6	53.3		36.5	81.9

Income tax expense (benefit)	15.2	(5.4)		54.9	38.8

Net income (loss)	36.4	58.7		(18.4)	43.1

Less: Net income attributable to non-controlling interest	0.3	—		0.1	—

Net income (loss) attributable to controlling interest	$36.1	$58.7		$(18.5)	$43.1

Average shares outstanding (a)	52.1	51.3		52.0	51.7

Basic income (loss) per share attributable to controlling interest	$0.69	$1.14		$(0.36)	$0.83

Average shares and common stock equivalents outstanding (a) (b)	52.7	51.8		52.0	52.1

Diluted income (loss) per share attributable to controlling interest	$0.69	$1.13		$(0.36)	$0.83

Cash dividends declared per common share	$0.25	$—		$0.50	$—

(a) Per share figures calculated prior to rounding.
(b) For the nine months ended June 30, 2013, we have not assumed the exercise of common stock equivalents as the impact would be antidilutive.

Table 2
SPECTRUM BRANDS HOLDINGS, INC.
Supplemental Financial Data
As of and for the three and nine months ended June 30, 2013 and July 1, 2012
(Unaudited)
($ in millions)

Supplemental Financial Data	F2013	F2012
Cash and cash equivalents	$99.0	$62.4

Trade receivables, net	$479.3	$342.4
Days Sales Outstanding (a)	39	39

Inventory	$707.3	$552.5
Inventory Turnover (b)	4.0	4.0

Total debt	$3,226.1	$1,827.1

	THREE MONTHS		NINE MONTHS
Supplemental Cash Flow Data	F2013	F2012	F2013	F2012

Depreciation and amortization, excluding amortization of debt issuance costs	$54.5	$30.4	$132.7	$91.0

Capital expenditures	$24.5	$14.5	$45.2	$33.1

	THREE MONTHS		NINE MONTHS
Supplemental Segment Sales & Profitability	F2013	F2012	F2013	F2012

Net Sales
Global Batteries & Appliances	$491.6	$500.7	$1,626.2	$1,670.0
Global Pet Supplies	156.4	157.5	456.6	449.0
Home and Garden	156.6	166.6	289.1	300.9
Hardware & Home Improvement	285.2	—	575.9	—
Total net sales	$1,089.8	$824.8	$2,947.8	$2,419.9

Segment Profit
Global Batteries & Appliances	$44.9	$47.1	$181.7	$185.7
Global Pet Supplies	26.6	22.5	62.8	57.8
Home and Garden	43.1	44.2	59.6	60.5
Hardware & Home Improvement	43.0	—	46.5	—
Total segment profit	157.5	113.8	350.6	304.0

Corporate	20.9	9.4	46.2	33.4
Acquisition and integration related charges	7.7	5.3	40.6	20.6
Restructuring and related charges	13.2	3.9	27.7	15.9
Interest expense	61.5	39.7	191.8	150.1
Other expense, net	2.6	2.2	7.9	2.2

Income from continuing operations before income taxes	$51.6	$53.3	$36.5	$81.9

(a) Reflects actual days sales outstanding at end of period.

(b) Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by average inventory during the period.

Table 3
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Diluted Income (Loss) Per Share to Adjusted Diluted Earnings Per Share
For the three and nine months ended June 30, 2013 and July 1, 2012
(Unaudited)

	THREE MONTHS				NINE MONTHS
	F2013		F2012		F2013		F2012
Diluted loss per share, as reported	$0.69		$1.13		$(0.36)		$0.83

Adjustments, net of tax:
Pre-acquisition earnings of HHI	—		0.33	(a)	0.06	(a)	0.62	(a)
Acquisition and integration related charges	0.10	(b)	0.07	(d)	0.50	(c)	0.26	(e)
Restructuring and related charges	0.16	(f)	0.05	(g)	0.34	(f)	0.20	(g)
Debt refinancing costs	—		—		0.36	(h)	0.34	(i)
Purchase accounting inventory adjustment	—		—		0.39	(j)	—
Venezuela devaluation	—		—		0.02	(k)	—
Income taxes	(0.05)	(l)	(0.46)	(m)	0.81	(l)	0.19	(m)
	0.21		(0.01)		2.48		1.61

Diluted income per share, as adjusted	$0.90		$1.12		$2.12		$2.44

(a) For the nine months ended June 30, 2013 and the three and nine months ended July 1, 2012, reflects $3.2 million, $17.3 million and $32.2 million, net of tax, of pre-acquisition earnings related to the acquired HHI business. The Pre-acquisition earnings of HHI do not include the TLM Taiwan business as stand alone financial data is not available for the periods presented. The TLM Taiwan business is not deemed material to the Company's operating results.

(b) For the three months ended June 30, 2013, reflects $5.0 million, net of tax, of Acquisition and integration related charges, as follows: (i) $4.1 million related to the acquisition of the HHI Business, consisting primarily of legal and professional fees; (ii) $0.2 million related to the acquisition of FURminator, consisting of integration costs; (iii) $0.4 million related to the Merger with Russell Hobbs, consisting of integration costs; and (iv) $0.3 million related to the acquisition of Shaser and other acquisition activity, consisting of legal and professional fees.

(c) For the nine months ended June 30, 2013, reflects $26.4 million, net of tax, of Acquisition and integration related charges, as follows: (i) $20.2 million related to the acquisition of the HHI Business, consisting primarily of legal and professional fees; (ii) $2.9 million related to the acquisition of Shaser, consisting of integration and legal and professional fees; (iii) $1.8 million related to the Merger with Russell Hobbs, consisting of integration costs; and (iv) $1.5 million related to the acquisition of FURminator and other acquisition activity, consisting of integration costs.

(d) For the three months ended July 1, 2012, reflects $3.4 million, net of tax, of Acquisition and integration related charges as follows: (i) $1.9 million related to the merger with Russell Hobbs which consisted primarily of integration costs; (ii) $1.1 million related to the acquisition of FURminator, consisting primarily of legal and professional fees; and (iii) $0.4 million related to the acquisition of Black Flag, consisting primarily of legal and professional fees.

(e) For the nine months ended July 1, 2012, reflects $13.4 million, net of tax, of Acquisition and integration related charges as follows: (i) $7.6 million related to the merger with Russell Hobbs which consisted primarily of integration costs; (ii) $4.1 million related to the acquisition of FURminator, consisting primarily of legal and professional fees; and (iii) $1.7 million related to the acquisition of Black Flag and other acquisition activity, consisting primarily of legal and professional fees.

(f) For the three and nine months ended June 30, 2013, reflects $8.6 million and $18.0 million, net of tax, respectively, of Restructuring and related charges primarily related to the Global Cost Reduction Initiatives announced in Fiscal 2009.

(g) For the three and nine months ended July 1, 2012, reflects $2.5 million and $10.3 million, net of tax, respectively, of Restructuring and related charges primarily related to the Global Cost Reduction Initiatives announced in Fiscal 2009.

(h) For the nine months ended June 30, 2013, reflects $18.7 million, net of tax, related to financing fees and the write off of unamortized debt issuance costs in connection with the replacement of the Company's Term Loan and the issuance of the 6.375% Notes and 6.625% Notes in connection with the acquisition of the HHI Business.

(i) For the nine months ended July 1, 2012, reflects $17.9 million, net of tax, related to financing fees and the write off of unamortized debt issuance costs in connection with the replacement of the Company's 12% Notes during the fiscal quarter ended April 1, 2012.

(j) For the nine months ended June 30, 2013, reflects a $20.2 million, net of tax, non-cash increase to cost of goods sold related to the sales of inventory that was subject to fair value adjustments in conjunction with the acquisition of the HHI Business.

(k) For the nine months ended June 30, 2013, reflects an adjustment of $1.3 million, net of tax, related to the devaluation of the Venezuelan Bolivar Fuerte.

(l) For the three and nine months ended June 30, 2013, reflects adjustments to income tax expense of $(2.9) million and $42.2 million, respectively, to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(m) For the three and nine months ended July 1, 2012, reflects adjustments to income tax expense of $(24.0) million and $10.1 million, respectively, to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
For the three months ended June 30, 2013
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Hardware & Home Improvement	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss) attributable to controlling interest, as adjusted (a)	$32.4	$24.5	$42.8	$39.6	$(103.2)	$36.1
Net income attributable to non-controlling interest	(0.2)	—	—	0.5	—	0.3
Net income (loss) as adjusted (a)	32.2	24.5	42.8	40.1	(103.2)	36.4

Income tax expense	—	—	—	—	15.2	15.2
Interest expense	—	—	—	—	61.5	61.5
Acquisition and integration related charges	1.2	0.4	0.1	1.2	4.8	7.7
Restructuring and related charges	8.3	1.4	0.2	2.3	1.0	13.2

Adjusted EBIT	41.7	26.3	43.1	43.6	(20.7)	134.0
Depreciation and amortization (b)	17.0	7.4	2.9	9.4	17.8	54.5

Adjusted EBITDA	$58.7	$33.7	$46.0	$53.0	$(2.9)	$188.5

Note: Amounts calculated prior to rounding.

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b) Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
For the nine months ended June 30, 2013
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Hardware & Home Improvement	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss) attributable to controlling interest, as adjusted (a)	$159.1	$51.1	$59.0	$36.7	$(324.4)	$(18.5)
Net loss attributable to non-controlling interest	(0.4)	—	—	0.5	—	0.1
Net income (loss), as adjusted (a)	158.7	51.1	59.0	37.2	(324.4)	(18.4)

Pre-acquisition earnings of HHI (b)	—	—	—	30.3	—	30.3
Income tax expense	—	—	—	—	54.9	54.9
Interest expense	—	—	—	—	191.7	191.7
Acquisition and integration related charges	4.4	1.6	0.1	4.1	30.3	40.5
Restructuring and related charges	11.5	9.5	0.5	5.0	1.2	27.7
HHI Business inventory fair value adjustment	—	—	—	31.0	—	31.0
Venezuela devaluation	2.0	—	—	—	—	2.0

Adjusted EBIT	176.6	62.2	59.6	107.6	(46.3)	359.7
Depreciation and amortization (c)	49.7	22.0	8.7	19.7	32.6	132.7

Adjusted EBITDA	$226.3	$84.2	$68.3	$127.3	$(13.7)	$492.4

Note: Amounts calculated prior to rounding.

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b) The Pre-acquisition earnings of HHI do not include the TLM Taiwan business as stand alone financial data is not available for the periods presented. The TLM Taiwan business is not deemed material to the Company's operating results.

(c) Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
For the three months ended July 1, 2012
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Hardware & Home Improvement	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss), as adjusted (a)	$40.9	$18.8	$44.0	$—	$(44.9)	$58.7

Pre-acquisition earnings of HHI (b)	—	—	—	52.5	—	52.5
Income tax benefit	—	—	—	—	(5.4)	(5.4)
Interest expense	—	—	—	—	39.7	39.7
Acquisition and integration related charges	3.0	1.7	—	—	0.5	5.2
Restructuring and related charges	1.8	1.7	0.2	—	0.1	3.9

Adjusted EBIT	45.7	22.2	44.2	52.5	(10.0)	154.6
Depreciation and amortization (c)	15.5	7.1	3.3	—	4.5	30.4

Adjusted EBITDA	$61.2	$29.3	$47.5	$52.5	$(5.5)	$185.0

Note: Amounts calculated prior to rounding.

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b) The Pre-acquisition earnings of HHI do not include the TLM Taiwan business as stand alone financial data is not available for the periods presented. The TLM Taiwan business is not deemed material to the Company's operating results.

(c) Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
For the nine months ended July 1, 2012
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Hardware & Home Improvement	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss), as adjusted (a)	$166.4	$46.7	$58.7	$—	$(228.9)	$43.1

Pre-acquisition earnings of HHI (b)	—	—	—	130.1	—	130.1
Income tax expense	—	—	—	—	38.8	38.8
Interest expense	—	—	—	—	150.1	150.1
Acquisition and integration related charges	11.2	3.6	0.6	—	5.2	20.6
Restructuring and related charges	7.0	6.9	1.2	—	0.9	15.9

Adjusted EBIT	184.6	57.2	60.5	130.1	(33.9)	398.6
Depreciation and amortization (c)	46.0	20.2	9.1	—	15.8	91.0

Adjusted EBITDA	$230.6	$77.4	$69.6	$130.1	$(18.1)	$489.6

Note: Amounts calculated prior to rounding.

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b) The Pre-acquisition earnings of HHI do not include the TLM Taiwan business as stand alone financial data is not available for the periods presented. The TLM Taiwan business is not deemed material to the Company's operating results.

(c) Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 5
SPECTRUM BRANDS HOLDINGS, INC.
Pro Forma Net Sales Comparison
For the three and nine months ended June 30, 2013 and July 1, 2012
(Unaudited)
(In millions)

	THREE MONTHS			NINE MONTHS
	F2013	F2012	INC %	F2013	F2012	INC %

Spectrum Brands Holdings, Inc. Net sales - as reported	$1,089.8	$824.8	32.1%	$2,947.8	$2,419.9	21.8%
HHI pre-acquisition Net sales (a)	—	253.0		191.8	716.9

Pro Forma Net Sales	$1,089.8	$1,077.8	1.1%	$3,139.6	$3,136.8	0.1%

(a) Net sales have been adjusted to reflect the acquisition of HHI as if it occurred at the beginning of each period presented. HHI pre-acquisition Net sales do not include the TLM Taiwan business as stand alone financial data is not available for the periods presented. The TLM Taiwan business is not deemed material to the Company's operating results.

Table 6
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow
For the twelve months ended September 30, 2013
(Unaudited)
($ in millions)

Forecasted:

Net Cash provided from Operating Activities	$ 310 - 320

Purchases of property, plant and equipment	(70) - (80)

Free Cash Flow	$240

Table 7
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of Forecasted Net Income to Forecasted Adjusted EBITDA
For the twelve months ended September 30, 2013
(Unaudited)
($ in millions)

Forecasted:

Net income	$ 125 - 140

Income tax expense	41
Interest expense	230
Acquisition and integration related charges	12
Restructuring and related charges	19
HHI Business inventory fair value adjustment	31
Venezuela devaluation	2

Adjusted EBIT	$ 460 - 470

Depreciation and amortization (a)	180

Adjusted EBITDA	$ 640 - 650

(a) Included within depreciation and amortization is amortization of unearned restricted stock compensation.